Exhibit 10.25

SUBORDINATION AGREEMENT
THIS SUBORDINATION AGREEMENT (this “Agreement”) is made and entered into as of December 14, 2017, by and among DENTAL INNOVATIONS BVBA (“DI”), as collateral agent for the holders of the DI Notes, as defined below, LONGITUDE VENTURE PARTNERS II, L.P. (“Longitude,” and together with DI, the “Senior Creditors”), ALPHAEON CORPORATION (“Borrower”) and SCH-AEON, LLC (formerly known as Strathspey Crown Holdings, LLC) (“Subordinated Creditor”).
W I T N E S S E T H:
WHEREAS, DI, as collateral agent, Borrower, as issuer, and certain purchasers party thereto, entered into the Secured Convertible Note Purchase Agreement dated July 26, 2016 and amended and restated April 19, 2017, (as amended, amended and restated, supplemented or otherwise modified pursuant to the terms thereof, the “Note Purchase Agreement”) by which the Borrower has issued[, and may issue after the date hereof, ]its 10% Convertible Promissory Notes due 2018 (collectively, the “DI Notes”);
WHEREAS, Longitude is the holder of that certain Third Amended and Restated Secured Convertible Bridge Note originally issued by the Borrower on May 27, 2016, and first amended and restated on July 26, 2016, second amended and restated on April 19, 2017, and third amended and restated on December 14, 2017 (as amended, amended and restated, supplemented or otherwise modified pursuant to the terms thereof, the “Longitude Note,” and together with the DI Notes, the “Senior Notes”);
WHEREAS, the Borrower entered into a Pledge and Security Agreement with DI dated July 26, 2016 (as amended, amended and restated, supplemented or otherwise modified pursuant to the terms thereof, the “DI Pledge”), and a Pledge and Security Agreement with Longitude, dated May 27, 2016 (as amended, the ”Longitude Pledge” and together with the DI Pledge the “Pledge Agreements”), whereby Borrower granted first priority liens in and to all assets of Borrower to the Senior Creditors;
WHEREAS, Evolus, Inc. (“Evolus”) guaranteed and secured the Senior Debt by entering into those certain Guaranty and Security Agreements with DI and Longitude, each dated April 19, 2017 and amended December 14, 2017 (as amended, amended and restated, supplemented or otherwise modified pursuant to the terms thereof, the “Evolus Guaranty and Security Agreements”);
WHEREAS, Subordinated Creditor is the holder of that certain Third Amended and Restated Intercompany Credit Line Promissory Note dated October 30, 2015 (as amended, amended and restated, supplemented or otherwise modified pursuant to the terms thereof and as permitted hereby, the “Subordinated Note”), the aggregate principal amount currently outstanding under which is $50,778,322.76 as of the date hereof;
WHEREAS, in order to induce Senior Creditors to (i) agree to terminate the Evolus Guaranty and Security Agreements and release all Liens thereby conveyed upon an initial public offering of the equity securities of Evolus, and (ii) release the Liens on certain equity interests of Evolus granted under the Pledge Agreements to facilitate an initial public offering of such interests, Senior Creditors require the execution and delivery of this Agreement.

NOW, THEREFORE, in consideration of these premises and the terms and conditions set forth in this Agreement, and for other good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereto hereby agree as follows:
1.    Definitions. Capitalized terms used but not defined in this Agreement shall have the meanings specified in the DI Pledge or the Longitude Pledge, as applicable. In addition, capitalized terms defined in this Section 1 and in other Sections of this Agreement, shall have the meanings specified herein.
“Bankruptcy Code” shall mean the Bankruptcy Reform Act of 1978 (11 U.S.C. § 101, et seq.), as amended and in effect from time to time.
“Borrower” shall mean Alphaeon Corporation, a Delaware corporation.
“Collateral” shall mean the Collateral and all other existing or future collateral or other security held by Senior Creditors for all or any part of the Senior Debt, including but not limited to all outstanding shares of Evolus, to the extent the Lien encumbering such shares is not otherwise released.
“Collateral Action” shall mean (a) any action to enforce or foreclose on, whether by judicial action or otherwise, a Lien on any Collateral or other assets of any Obligor, (b) any action to take control or possession of, or sell or otherwise realize upon, or to exercise any other rights or remedies with respect to, any Collateral or other assets of any Obligor, (c) the taking of any other actions against any Collateral or other assets of any Obligor, including the taking of control or possession of, or the exercise of any right of setoff with respect to, any Collateral or other assets of any Obligor, or (d) to commence (or join with another Person in commencing) any action or proceeding to facilitate any of the actions described in clauses (a) through (c) of this definition.
“Collection Action” shall mean (a) to demand, sue for, take or receive from or on behalf of any one or more of the Obligors, by payment (in cash, property, by setoff or otherwise), recoupment or in any other manner, the whole or any part of any moneys that now or hereafter may be owing by any one or more of the Obligors, (b) to initiate or participate with others in any suit, action or proceeding against any one or more of the Obligors, including, but not limited to, any petition, suit, action or proceeding commencing any Insolvency Proceeding, to (1) enforce payment of or to collect the whole or any part of the Subordinated Debt or (2) enforce any rights and remedies under the Subordinated Debt Agreements or applicable law with respect to the Subordinated Debt or the Subordinated Debt Agreements, (c) to accelerate any Subordinated Debt, (d) to exercise any put or similar option against any of the Obligors with respect to the Subordinated Debt or to cause any one or more of the Obligors to honor any redemption, repurchase or mandatory prepayment obligation under any Subordinated Debt Agreement, or (e) any Collateral Action; provided, that filing any notices or proofs of claim and voting, in compliance with the provisions of this Agreement, any such claim in any Insolvency Proceeding, shall not be a Collection Action.
“Disposition” shall mean any sale, lease, exchange, transfer or other disposition, and “Dispose” and “Disposed of” shall have correlative meanings.

“Distribution” shall mean, with respect to any indebtedness or obligation, (a) any payment or distribution by any Person of cash, securities or other property, by setoff or in any other manner or form, on account of such indebtedness or obligation, or (b) any redemption, purchase or other acquisition of such indebtedness or obligation by any Person.
“Insolvency Proceeding” shall mean any receivership, conservatorship, insolvency or bankruptcy proceeding, assignment for the benefit of creditors or any proceeding or action by or against any one or more of the Obligors for any relief under any bankruptcy or insolvency law or other laws relating to the relief of debtors, readjustment of indebtedness, reorganization, dissolution, winding up, liquidation, composition or extensions, or the appointment of any receiver, intervenor, custodian or conservator of, or trustee, or similar officer for, any one or more of the Obligors or any substantial part of its or their respective properties or assets, including, without limitation, proceedings under the Bankruptcy Code, or under other federal, state or local statute, laws, rules and regulations, all whether now or hereafter in effect.
“Lien” shall mean any mortgage, deed of trust, pledge, hypothecation, assignment, charge or deposit arrangement, encumbrance, lien (statutory or other) or preference, priority or other security interest or preferential arrangement of any kind or nature whatsoever (including, but not limited to, those created by, arising under or evidenced by any conditional sale or other title retention agreement, the interest of a lessor under a capital lease, any financing lease having substantially the same economic effect as any of the foregoing, or the filing of any financing statement naming the owner of the asset to which such lien relates as debtor, under the UCC or any comparable law), and any contingent or other agreement to provide any of the foregoing, but not including the interest of a lessor under a lease which is not a capital lease.
“Obligors” shall mean Borrower and each other Person, if any, that guarantees, otherwise becomes liable in respect of, or provides collateral or other credit support for, any Senior Debt or any Subordinated Debt.
“Paid in Full” shall mean, with respect to the Senior Debt, and subject to the provisions of Section 17 of this Agreement, that (i) the aggregate amount of all Senior Debt owing to Senior Creditors has been indefeasibly paid in full in cash or by such other consideration as Senior Creditors, in their sole discretion, have accepted in writing as full payment (other than in connection with a refinancing of Senior Debt in accordance with Section 24 of this Agreement), and (ii) all commitments and obligations of Senior Creditors to make loans or other extensions of credit under the Senior Debt Agreements have been terminated.
“Person” shall mean any individual, partnership, joint venture, trust, limited liability company, business trust, joint stock company, unincorporated association, corporation, governmental authority, or any other legal entity.
“Post-Petition Charges” means fees, costs, expenses and other charges that are incurred or paid pursuant to the Senior Debt Agreements or the Subordinated Debt Agreements after the commencement of any Insolvency Proceeding, whether or not such fees, costs, expenses and other charges are allowed or allowable in any such Insolvency Proceeding.

“Post-Petition Interest” shall mean interest that accrues in respect of Senior Debt or Subordinated Debt after the commencement of an Insolvency Proceeding by or against any one or more of the Obligors, whether or not allowed or allowable as a claim in any such Insolvency Proceeding, and any such interest that would have accrued but for the commencement of such Insolvency Proceeding.
“Senior Creditors” shall mean DI, as collateral agent and Longitude and their respective successors and assigns, and any Person who becomes a creditor of or lender to the Obligors pursuant to a refinancing in conformity with the provisions of Section 24. To the extent a term or provision of this Agreement is applicable to a “Senior Creditor”, it is applicable to each and all of the Senior Creditors unless the context expressly indicates otherwise.
“Senior Debt” shall mean all existing and future Secured Obligations as defined in the DI Pledge, together and parri passu with all existing and future Secured Obligations as defined in the Longitude Pledge, including, without limitation, the principal of (including, without limitation, the Redemption Price, as such term is defined in the respective Senior Notes) and interest (including Post-Petition Interest and Post-Petition Charges) on the Senior Notes.
“Senior Debt Agreements” shall mean, collectively, the Note Purchase Agreement, the Senior Notes, the Pledge Agreements, the Evolus Guaranty and Security Agreements and all other documents, instruments and agreements evidencing or pertaining to any portion of the Senior Debt, in each case, as originally executed and as amended, modified, restated, extended, renewed from time to time, and any agreements, documents and/or instruments entered into in connection with a refunding, refinancing, or replacement of all or any portion of the Senior Debt in accordance with Section 24 of this Agreement, whether by the same or any other group of lenders, as such refunding, refinancing or replacement agreements are originally executed or may be amended, modified, restated, renewed or otherwise modified from time to time or refinanced or replaced in accordance with Section 24 of this Agreement.
“Senior Default” shall mean any Event of Default as defined in any Senior Debt Agreement.
“Subordinated Creditor” shall have the meaning specified in the introductory paragraph of this Agreement.
“Subordinated Debt” shall mean all indebtedness, obligations, and liabilities at any time owing by any one or more of the Obligors to Subordinated Creditor pursuant to the Subordinated Debt Agreements, including, without limitation, all principal, interest (including Post-Petition Interest and Post-Petition Charges), rights to Distributions in respect of “put rights” or similar rights with respect to equity interests, and all expenses, fees and other amounts of every kind and nature, whether direct or indirect, absolute or contingent, joint or several, due or not due, primary or secondary, liquidated or unliquidated, and however evidenced, whether as principal, surety, endorser, guarantor or otherwise, whether now existing or hereafter arising, and whether arising before, during or after the commencement of any Insolvency Proceeding.
“Subordinated Debt Agreements” shall mean the Subordinated Note and all other notes, documents, agreements and instruments entered into by any of the parties to any of the foregoing in connection therewith, all as originally executed and as amended, modified, extended, renewed, refinanced or replaced from time to time in compliance with the terms of this Agreement.
“Subordinated Default” shall mean the occurrence and continuance of any “[Default]”, as such term currently is defined in the Subordinated Debt Agreements.
“UCC” means the Uniform Commercial Code of any applicable jurisdiction and, if the applicable jurisdiction shall not have any Uniform Commercial Code, the Uniform Commercial Code as in effect in the State of Delaware.
2.    Subordination. All of the Subordinated Debt is hereby made expressly subordinate and junior to the Payment in Full of the Senior Debt to the extent and in the manner set forth in this Agreement. The payment by any Obligor of any and all of the Subordinated Debt shall be subordinate and subject in right of payment, to the extent and in the manner hereafter set forth, to the Senior Debt until the Senior Debt has been Paid in Full. Notwithstanding Subordinated Creditor’s waiver of any and all rights to any Liens in and to any assets of any Obligor, as provided in Sections 16 and 19 of this Agreement, and irrespective of (a) the date, time, method, manner or order of attachment or perfection of any Lien that Subordinated Creditor at any time may acquire on, in, or in respect of, any property or asset of any of the Obligors, (b) the usual application of the priority provisions of the UCC or any other applicable laws or agreements, (c) whether the Liens granted to Senior Creditors are properly perfected, (d) whether arising pre-petition or post-petition, (e) whether granted pursuant to a debtor-in-possession financing provided to any one or more of the Obligors by Senior Creditors and/or by any other Person, or the post-petition use of cash collateral by any Obligor, (f) any understanding between Subordinated Creditor and any one or more of the Obligors, or (g) any other priority provided by law or by any other agreement or any other matter, any Lien securing any Subordinated Debt that Subordinated Creditor at any time may acquire on, in, or in respect of, any property or assets of any of the Obligors is hereby expressly made subordinate and junior in priority and right of enforcement to any and all Liens on, in, or in respect of, the Collateral or any other property or asset of the Obligors, whether now existing or arising in the future, securing any of the Senior Debt.
3.    Payment Limitations. Until the Senior Debt has been Paid in Full, (i) no Subordinated Creditor, directly or indirectly, shall take or accept from any Obligor any Distribution of, or on account of, the whole or any part of any Subordinated Debt, and (ii) no Obligor, directly or indirectly, shall remit, make, or pay, any Distribution of, or an account of, the whole or any part of the Subordinated Debt.
4.    [Reserved].
5.    Insolvency Proceeding.
(a)    Upon the occurrence of any Insolvency Proceeding:
(i)    the Senior Debt shall be Paid in Full before any Distribution shall be made on account of or applied with respect to any Subordinated Debt;

(ii)    any Distribution which, but for the provisions of clause 5(a)(i) above, would be payable or deliverable with respect to any Subordinated Debt, shall be paid or delivered directly to Senior Creditors on a pro rata basis, until the Senior Debt has been Paid in Full (after giving effect to any concurrent payment to Senior Creditors with respect to the Senior Debt); and
(iii)    Subordinated Creditor irrevocably authorizes, empowers, and directs, and shall be deemed to have authorized, empowered, and directed, (x) all receivers, trustees, liquidators, custodians, conservators and others having authority in the premises to effect all such Distributions, and (y) Senior Creditors to demand, sue for, collect, and receive all such Distributions.
(b)    In the event of any Insolvency Proceeding involving any Obligor, the Subordinated Creditor shall not, without Senior Creditors’ prior written consent, propose any plan of reorganization, liquidation, arrangement or proposal or file any motion, pleading or material in support of any motion or plan of reorganization, liquidation, arrangement or proposal, or encourage other Persons to do any of the foregoing that would impair the rights of Senior Creditors, is in conflict with the terms of this Agreement, or is opposed by Senior Creditors, or oppose any plan of reorganization, liquidation, arrangement or motion filed by or proposed or supported by Senior Creditors. Subordinated Creditor irrevocably authorizes, empowers, and appoints Senior Creditors, and shall be deemed to have authorized, empowered, and appointed Senior Creditors, as its agent and attorney-in-fact to (1) execute, verify, deliver and file such proofs of claim upon the failure of Subordinated Creditor to do so prior to 30 days before the expiration of the time to file any such proof of claim and (2) vote such claim in any such Insolvency Proceeding upon the failure of Subordinated Creditor to do so prior to 10 days before the expiration of the time to vote any such claim; provided, that Senior Creditors shall have no obligation to execute, verify, deliver and/or file any such proof of claim or to vote any such claim; and provided, further, that if, following the voting or filing of any such proof of claim by Senior Creditors, Subordinated Creditor timely votes or files a proper proof of claim, such vote or filing by Subordinated Creditor shall, from and after the time of such vote or filing, supersede any such previous vote or filing by Senior Creditors and, upon the written request of Subordinated Creditor, Senior Creditors, to the extent legally permissible, shall withdraw such previous vote or filing.
(c)    During any Insolvency Proceeding, Subordinated Creditor hereby consents and agrees that Senior Creditors or any Obligor (with Senior Creditors’ consent) may, and authorizes Senior Creditors or any Obligor (with Senior Creditors’ consent) to (i) sell, assign or otherwise dispose of the Collateral by private or public sale with or without notice (other than any UCC Notice required to be provided pursuant to Section 6 hereof), pursuant to court order, under Section 363 of Bankruptcy Code, or otherwise, and by any means, all free and clear of any interest or claim of Subordinated Creditor with respect thereto, and (ii) apply all proceeds thereof to the Senior Debt until the Senior Debt has been Paid in Full. Subordinated Creditor hereby further consents and agrees that Senior Creditors shall be entitled to credit bid at any sale of the Collateral, under Section 363 of the Bankruptcy Code, or otherwise.
(d)    During any Insolvency Proceeding, Subordinated Creditor waives, with respect to each Obligor’s assets, and with respect to Senior Creditors’ enforcement of any right or remedy arising under any of the Senior Debt Agreements, or at law or in equity, any requirement regarding, and agrees not to demand, request, plead, or otherwise claim the benefit of, any marshaling, foreclosure, appraisement, valuation, or any other right (including without limitation, under Section 1111(b) or any other section of the Bankruptcy Code and the right to seek adequate protection, contemplated at law or in equity (whether or not relating to notice (other than any UCC Notice required to be provided pursuant to Section 6)), diligence, presentment, demand, protest, setoff, reliance, defense, counterclaim, or election) that otherwise may be available to Subordinated Creditor.
(e)    During any Insolvency Proceeding, Subordinated Creditor agrees not to object to, or seek adequate protection in respect of, any use of cash or noncash collateral by any or more of the Obligors under Section 363 of the Bankruptcy Code permitted by Senior Creditors, or any borrowing by any one or more of the Obligors from Senior Creditors or any borrowing by any one or more of the Obligors from any other Person permitted by Senior Creditors (“DIP Financing”), or to any grant of a Lien by any Person in favor of Senior Creditors and/or any other Person under Section 364 of the Bankruptcy Code in connection with such DIP Financing (“DIP Liens”). Subordinated Creditor agrees that adequate notice to Subordinated Creditor for such DIP Financing or use of cash collateral shall have been delivered to Subordinated Creditor if Subordinated Creditor receives notice at least two (2) Business Days prior to the entry of the order approving such DIP Financing or use of cash collateral. No Subordinated Creditor will oppose Senior Creditors’ motions or other requests to receive or to have allowed to it adequate protection payments, Post-Petition Interest or Post-Petition Charges, or additional collateral in connection with any use of cash collateral or DIP Financing. Subordinated Creditor agrees not to seek to provide, or participate with or support any other Person seeking to provide, financing under section 364 of the Bankruptcy Code to any one or more of the Obligors secured by Liens equal or senior in priority to the Liens securing the Senior Debt without the prior written consent of the Senior Creditors.
(f)    Subordinated Creditor agrees that Senior Creditors shall have no liability to Subordinated Creditor for, and Subordinated Creditor waives any claim it now or hereafter may have against Senior Creditors arising out of, (i) Senior Creditors’ election, in any Insolvency Proceeding, of the application of Section 1111(b)(2) of the Bankruptcy Code, or (ii) any borrowing or grant of a security interest under Section 364 of the Bankruptcy Code by any Obligor, as debtor in possession.
(g)    The parties hereto acknowledge and agree that (i) the claims and interests of Senior Creditors under the Senior Debt Agreements are substantially different from the claims and interests of the Subordinated Creditor under the Subordinated Debt Agreements and (ii) such claims and interests should be treated as separate classes for purposes of Section 1122 of the Bankruptcy Code and, in any Insolvency Proceeding, no Subordinated Creditor will make any assertion to the contrary or object to the assertion that the claims and interests of Senior Creditors under the Senior Debt Agreements are substantially different from the claims of the Subordinated Creditor under the Subordinated Debt Agreements. In the event that it is held, contrary to the intent of the parties hereto, that the claims and interests of Senior Creditors and the Subordinated Creditor should be classified together, then the Subordinated Creditor hereby agrees that all Distributions shall be made as if the claims and interests of Senior Creditors and the Subordinated Creditor were classified separately, such that, to the extent that the value of the Collateral is sufficient (for this purpose, without regard to the claims of the Subordinated Creditor), Senior Creditors shall be entitled to receive all amounts owing to it in respect of Post-Petition Interest and Post-Petition Charges before any Distribution is made in respect of the claims of the Subordinated Creditor, and the Subordinated Creditor shall turn over to Senior Creditors any amounts received by them to the extent necessary to satisfy Senior Creditors’ entitlement to all such amounts.
(h)    This Agreement shall be applicable both before and after the filing of any petition by or against any Obligor under the Bankruptcy Code or the commencement of any other Insolvency Proceeding and all converted or succeeding cases in respect thereof, and all references herein to any Obligor shall be deemed to apply to the trustee for such Obligor and to such Obligor as a debtor-in-possession. The relative rights of Senior Creditors and the Subordinated Creditor in respect of any Collateral or any other assets or proceeds thereof shall continue after any such filing or commencement on the same basis as prior to the date of such filing or commencement, subject to any court order approving the financing of, or use of cash collateral by, any Obligor. This Agreement shall constitute a “subordination agreement” for the purposes of Section 510(a) of the Bankruptcy Code and shall be enforceable in any Insolvency Proceeding in accordance with its terms.
6.    Limitation on Rights of Action. Without implying any limitation on the obligation of Subordinated Creditor to turn over to Senior Creditors all Distributions in respect of the Subordinated Debt until the Senior Debt has been Paid in Full, no Subordinated Creditor shall, without the prior written consent of Senior Creditors, take any Collection Action or Collateral Action.
In addition, to the extent that any provision of any Subordinated Debt Agreement provides rights, remedies, powers, or benefits to the Subordinated Creditor or imposes obligations or duties on any Obligor with respect to the Collateral that are in conflict with or exceed the rights, remedies, powers, or benefits provided to Senior Creditors under any Senior Debt Agreement, such provision of the applicable Subordinated Debt Agreement shall not be enforced or given effect by the Subordinated Creditor or the Obligors until after the Senior Debt has been Paid in Full. Moreover, no Subordinated Creditor will, directly or indirectly, oppose, object to, interfere with, or hinder or delay, by judicial proceeding or by any other manner, any foreclosure, sale, lease, exchange, transfer, or other Disposition of Collateral by Senior Creditors (or any Obligor with the consent of Senior Creditors), or the exercise by Senior Creditors of any other right or remedy relative to the Collateral; provided, that the foregoing provisions of this sentence shall not preclude the Subordinated Creditor from initiating or prosecuting any claim against Senior Creditors that is based directly upon Senior Creditors’ breach of this Agreement. Subordinated Creditor agrees that it shall not directly or indirectly seek to prevent, interfere or otherwise take any action that would adversely affect (i) the exercise by Borrower, any other Obligor and/or the Senior Creditors of their respective rights under, and the performance by Evolus of its obligations pursuant to, that certain Stockholders’ Agreement by and among Evolus, ALPHAEON and the Senior Creditors, dated December 14, 2017, including, without limitation, any right by Borrower, any other Obligor, and/or the Senior Creditors to demand that Evolus file a registration statement with the Securities and Exchange Commission with respect to the shares of Evolus common stock owned by Borrower and the performance by Evolus of its obligations upon the exercise of such rights, or (ii) any sale by Borrower, any other Obligor and/or the Senior Creditors of shares of Evolus common stock, whether before or after a Senior Default.

Without limiting the generality of the foregoing, Subordinated Creditor and Borrower agree that Senior Creditors shall have the exclusive right to manage, perform and enforce the terms of the Senior Debt Agreements with respect to the Collateral, to exercise and enforce all privileges and rights thereunder according to its sole discretion and the exercise of its sole business judgment, including the exclusive right to take or retake control or possession of the Collateral and to hold, prepare for sale, foreclose on, offer for public or private sale, process, Dispose of, liquidate, or to take some or all of the Collateral in partial or total satisfaction of the Senior Debt, to incur expenses in connection with such Disposition and to exercise all the rights and remedies of a secured lender under the UCC. In conducting any public or private sale under the UCC, Senior Creditors shall give the Subordinated Creditor such notice (a “UCC Notice”) of such sale as Senior Creditors are required by the UCC; provided, that 10 days’ notice shall be deemed to be commercially reasonable notice. Subordinated Creditor further agrees that Senior Creditor may;
(a)dispose of all or any portion of the Collateral free and clear of the Liens securing the Senior Debt in connection with any Disposition pursuant to the applicable provisions of the Bankruptcy Code, including Section 363 thereof;
(b)credit bid all or any portion of the Senior Debt, or purchase all or any portion of the Collateral (in each case, either directly or through one or more acquisition vehicles), in connection with any Disposition of all or any portion of the Collateral pursuant to the applicable provisions of the Bankruptcy Code, including under Section 363 thereof;
(c)credit bid all or any portion of the Senior Debt, or purchase all or any portion of the Collateral (in each case, either directly or through one or more acquisition vehicles), in connection with any Disposition of all or any portion of the Collateral pursuant to the applicable provision of the UCC, including pursuant to Sections 9-610 or 9-620 of the UCC; and
(d)credit bid all or any portion of the Senior Debt, or purchase all or any portion of the Collateral (in each case, either directly or through one or more acquisition vehicles), in connection with any foreclosure or other Disposition conducted in accordance with applicable law following the occurrence of a Senior Default, including the power of sale, judicial action or otherwise.
7.    Release of Liens. In the event that Senior Creditors are required, pursuant to the terms of any Senior Debt Agreement, to release their Liens in any of the Collateral securing the Senior Debt, or in the event Senior Creditors voluntarily elect to release their Liens in any of the Collateral securing the Senior Debt in connection with the sale, assignment or other Disposition of any such Collateral, then, in any such instances, Subordinated Creditor shall be deemed to contemporaneously have released, without any further action, any Liens that it may have in such Collateral. Subordinated Creditor from time to time promptly shall execute and deliver to Senior Creditors such releases and additional documents of termination or release with respect to any Liens of the Subordinated Creditor as Senior Creditors may request pursuant to this Agreement to effect any release of Liens of the Subordinated Creditor described in this Agreement. The Subordinated Creditor agrees that if, in any instance, it fails to timely deliver any of the documents called for in the prior sentence, Senior Creditors shall be authorized, at its election and in its name, as attorney in fact for Subordinated Creditor, to prepare and execute any such documents and to file the same of record; and Subordinated Creditor hereby appoints Senior Creditors as its attorney in fact for such limited purposes.

Subordinated Creditor shall be deemed to have consented under the Subordinated Debt Agreements to any Disposition of Collateral pursuant to this Section 7 and to have waived the provisions of the Subordinated Debt Agreements to the extent necessary to permit such Disposition. The provisions of this Section 7 do not affect, waive or change Subordinated Creditor’s waiver of any and all rights to any Liens in and to any assets of any Obligor, as provided in Sections 16 and 19 of this Agreement.
8.    Payments in Respect of Collateral or in Contravention of this Agreement. Any Collateral or proceeds thereof that are received by Subordinated Creditor, and any Distribution that is received by Subordinated Creditor (a) in connection with the exercise of any right or remedy (including any right of setoff or recoupment) with respect to the Collateral, (b) in connection with any insurance policy claim or any condemnation award (or deed in lieu of condemnation), (c) from the collection or other Disposition of, or realization on, any Collateral, whether or not pursuant to an Insolvency Proceeding or (d) in violation of any provision of this Agreement (without the written consent of Senior Creditors), in each case, shall be held in trust by Subordinated Creditor for Senior Creditors and promptly shall be delivered, in kind, to Senior Creditors to the extent necessary to cause the Senior Debt to be Paid in Full. The foregoing shall not be construed as any consent by Senior Creditors to the exercise by Subordinated Creditor of any right or remedy with respect to the Collateral. The provisions of this Section 7 do not affect, waive or change Subordinated Creditor’s waiver of any and all rights to any Liens in and to any assets of any Obligor, as provided in Sections 16 and 19 of this Agreement.
9.    Subrogation. Upon the Senior Debt being Paid in Full, Subordinated Creditor shall be subrogated to all rights of Senior Creditors to receive any further payments or Distributions applicable to the Senior Debt until the Subordinated Debt shall have been fully paid. For purposes of Subordinated Creditor’s subrogation rights hereunder, payments to Senior Creditors with respect to the Senior Debt which Subordinated Creditor would have been entitled to receive with respect to the Subordinated Debt but for the provisions of this Agreement shall not, as between any one or more of the Obligors, its creditors (other than Senior Creditors) and Subordinated Creditor be deemed payments with respect to the Senior Debt, it being understood that the provisions of this Agreement are solely for the purpose of defining the relative rights of the holders of Senior Debt, on the one hand, and the Subordinated Creditor on the other hand. A Distribution made pursuant to this Agreement to Senior Creditors which otherwise would have been made to Subordinated Creditor is not, as between the Obligors and the Subordinated Creditor, a payment by any Obligors to or on account of the Senior Debt.
10.    [Reserved]
11.    Legend. Until the Senior Debt has been Paid in Full, the Obligors and the Subordinated Creditor shall cause the Subordinated Note and any Subordinated Debt Agreement to be conspicuously marked with the following legend:
“THIS INSTRUMENT IS SUBJECT TO THE TERMS OF A SUBORDINATION AGREEMENT DATED AS OF DECEMBER 14, 2017 IN FAVOR DENTAL INNOVATION BVBA, as collateral agent and LONGITUDE VENTURE PARTNERS II, L.P., WHICH SUBORDINATION AGREEMENT (AS AMENDED IN ACCORDANCE WITH ITS TERMS) IS INCORPORATED HEREIN BY REFERENCE.”

12.    No Impairment of Obligation. Nothing contained in this Agreement shall (a) impair, as between the Subordinated Creditor and the Obligors, the obligation of the Obligors, which is unconditional and absolute, to pay any Subordinated Debt to the Subordinated Creditor as and when all or any portion thereof shall become due and payable in accordance with its terms, (b) prevent the Subordinated Creditor, upon any default or event of default under any Subordinated Debt, from exercising all rights, powers and remedies otherwise provided therein or by applicable law (except as expressly limited hereby) or (c) affect the rights of the Subordinated Creditor with respect to any other creditors of the Obligors. The failure of an Obligor to make a Distribution with respect to the Subordinated Debt or to comply with any term of any Subordinated Debt Agreement by reason of operation of this Agreement shall not be construed as preventing the occurrence of a Subordinated Default under the applicable Subordinated Debt Agreements.
13.    Cumulative Rights, No Waivers. Subject to the terms of this Agreement, each and every right, remedy and power granted to Senior Creditors hereunder shall be cumulative and in addition to any other right, remedy or power specifically granted in this Agreement, or any Senior Debt Agreement or now or hereafter existing in equity, at law, by virtue of statute or otherwise, and may be exercised by Senior Creditors from time to time, concurrently or independently and as often and in such order as such Person may deem expedient. Any failure or delay on the part of Senior Creditors in exercising any such right, remedy or power, or abandonment or discontinuance of steps to enforce the same, shall not operate as a waiver thereof or affect the rights of Senior Creditors thereafter to exercise the same, and any single or partial exercise of any such right, remedy or power shall not preclude any other or further exercise thereof or the exercise of any other right, remedy or power, and no such failure, delay, abandonment or single or partial exercise of the rights of Senior Creditors hereunder shall be deemed to establish a custom or course of dealing or performance among the parties hereto.
14.    Duration. This Agreement is of a continuing nature, and it shall continue in force until the Senior Debt is Paid in Full and thereafter as provided in Section 17.
15.    Senior Debt Agreement Amendments. Notwithstanding anything to the contrary contained herein or in any other agreement executed and delivered in connection with the Subordinated Debt, Subordinated Creditor hereby acknowledges and agrees that, without any further consent of or notice to Subordinated Creditor, without incurring responsibility to Subordinated Creditor, and without in any manner affecting, impairing, or lessening the subordination arrangements provided for in this Agreement, any of the obligations of the Subordinated Creditor under this Agreement, or any of the provisions of this Agreement, Senior Creditors may at any time and from time to time (a) renew, extend, change the manner, time, place and terms of payment of, sell, exchange, release, increase, substitute, surrender, realize upon, modify, waive, alter, grant indulgences with respect to, and otherwise deal with in any manner: (i) all or any part of the Senior Debt; (ii) all or any of the Senior Debt Agreements; (iii) all or any part of any property that at any time secures any part of the Senior Debt; or (iv) any Person at any time primarily or secondarily liable for any part of the Senior Debt and/or any Collateral and security therefor, all as if any interest the Subordinated Creditor has with respect to such Persons or property did not exist; and (b) exercise or refrain from exercising any rights and remedies against any one or more of the Obligors or any other Person, including, without limitation, those with respect to any Collateral securing payment of the Senior Debt. At any time and from time to time,

Senior Creditors may waive any Senior Default and, upon such waiver, any Subordinated Default arising solely by virtue of such Senior Default shall be deemed to have never occurred.
16.    Subordinated Debt Agreements Amendments; No Liens. Notwithstanding anything to the contrary contained in the Subordinated Debt Agreements or the Senior Debt Agreements, neither the Subordinated Creditor nor any Obligor shall, without the prior written consent of Senior Creditors, agree (whether or not in writing) to any amendment, modification or supplement to any Subordinated Debt Agreement. Until the Senior Debt has been Paid in Full, the parties hereto agree that no Liens shall be granted or permitted on any asset of any Obligor or any other Person to secure any Subordinated Debt.
17.    Payment Set Aside. If, after receipt of any payment or application of the proceeds of any Collateral to payment of all or any part of the Senior Debt, Senior Creditors are compelled to surrender or voluntarily surrender such payment or proceeds to any Person, because such payment or application of proceeds is or may be avoided, invalidated, declared fraudulent, set aside, declared to be void or voidable as a preference, fraudulent conveyance, fraudulent transfer, impermissible setoff, diversion of trust funds, or any other void or voidable transfer or payment, or because of any settlement or compromise of such claim, then, the Senior Debt shall be deemed to have not been Paid in Full, and this Agreement shall be reinstated and shall continue to be in full force and effect, as if such payment or proceeds had not been received by Senior Creditors, notwithstanding any revocation thereof, or the surrender of any promissory note, or the return or cancellation of any instrument or document relating to the Senior Debt Agreements. This Section 17 shall survive the termination of this Agreement.
18.    [Reserved]
19.    Waivers.
(a)    Subordinated Creditor expressly waives all notice of the acceptance by Senior Creditors of the subordination and other provisions of this Agreement and all other notices whatsoever not specifically required pursuant to the terms of this Agreement or (except to the extent not waiveable by Subordinated Creditor under applicable law) applicable law, and expressly waives reliance by Senior Creditors upon the subordination and other agreements as herein provided. Subordinated Creditor agrees that Senior Creditors have not made any warranties or representations with respect to the due execution, legality, validity, completeness or enforceability of any Senior Debt Agreement, or the collectability of any Senior Debt, that Senior Creditors shall be entitled to manage and supervise their loans to and affairs with any one or more of the Obligors in accordance with applicable law and their usual practices, modified from time to time as they deem appropriate under the circumstances, without regard to the existence of any rights that Subordinated Creditor may now or hereafter have in or to any of the assets of any Obligor.
(b)    Senior Creditors shall have no liability to Subordinated Creditor for, and Subordinated Creditor waives, any claim which it may now or hereafter have against Senior Creditors arising out of, any actions Senior Creditors take or omit to take (including, without limitation, actions with respect to the creation, perfection or continuation of Liens in the Collateral and other security for the Senior Debt, actions with respect to the occurrence of any default, actions with respect to the foreclosure upon, sale, release, or depreciation of, or failure to realize upon, any of the Collateral and actions with respect to the collection of any claim for all or any part of the Senior Debt from any account debtor, guarantor or any other party, any purchase, sale, assignment, release, abandonment or Disposition of the Collateral, whether by private or public sale or otherwise with or without notice, but without waiver of any obligation of Senior Creditors to provide any UCC Notice required to be provided pursuant to Section 6 hereof, pursuant to court order, or by any means) with respect to any of the Senior Debt Agreements, any other agreement related thereto, or the exercise of one or more rights or remedies thereunder, or with respect to the collection of the Senior Debt, or the valuation, use, protection or release of the Collateral or other security for the Senior Debt. Until the Senor Debt has been Paid in Full, Subordinated Creditor agrees, with respect to each Obligor’s assets and the enforcement of any rights or remedies of Senior Creditors arising under this Agreement or any of the Senior Debt Agreements or at law or in equity, not to demand, request, plead or otherwise claim the benefit of, any marshaling, foreclosure, appraisement, valuation or any other right contemplated at law or in equity (whether or not relating to notice, other than the right to receive any UCC Notice required to be provided pursuant to Section 6, diligence, presentment, demand, protest, setoff, reliance, defense, counterclaim or election) that may otherwise be available to Subordinated Creditor with respect to Senior Creditors, or their rights and remedies in the Collateral, or any Collection Action by Senior Creditors.
(c)    Subordinated Creditor acknowledges and agrees that the Liens of Senior Creditor in and to the Collateral are valid, perfected, and enforceable first priority Liens. Subordinated Creditor agrees not to initiate or prosecute or encourage any other Person to initiate or prosecute (and will not participate on any creditor’s committee with respect to the initiation or prosecution of) any claim, action, objection or other proceeding (i) challenging or contesting the validity, attachment, perfection, priority or enforceability of the Senior Debt, any Senior Debt Agreement, any Lien securing the Senior Debt, or any adequate protection rights granted by any bankruptcy court in favor of Senior Creditors or the allowance of any claim for Senior Debt (including any portion thereof consisting of Post-Petition Interest or Post-Petition Charges), (ii) opposing, interfering with, or delaying any Collateral Action by Senior Creditors, (iii) asserting any claims which the Obligors may hold with respect to the Senior Creditors, (iv) seeking to lift the automatic stay to the extent that such action is opposed by Senior Creditors, or (v) opposing a motion or other request by Senior Creditors for adequate protection or an objection by Senior Creditors, based on a claim of lack of adequate protection, to any motion or other request. If any Senior Debt or Lien securing or claim for any Senior Debt is held to be invalid or not perfected or is set aside or disallowed, the provisions of this Agreement shall remain in effect with respect to such Senior Debt or Lien securing the Senior Debt and such Senior Debt and such Liens shall continue to be entitled to the benefits contemplated by this Agreement to the same extent as if still outstanding.
(d)    Subordinated Creditor acknowledges that it has no Liens in the assets of any Obligor and waives any rights to acquire any such Liens until the Senior Debt is Paid in Full.
(e)    Until the Senior Debt has been Paid in Full, as between Senior Creditors on the one hand, and the Subordinated Creditor on the other, Senior Creditors shall have the exclusive right to settle and adjust claims in respect of Collateral under policies of insurance and to approve any award granted in any condemnation or similar proceeding, or any deed in lieu of condemnation, in respect of the Collateral.

(f)    Senior Creditors agree not to initiate any claim, action, objection or other proceeding challenging or contesting the validity or enforceability of the Subordinated Debt or any Subordinated Debt Agreement, in each case, to the extent not in violation of this Agreement.
(g)    Notwithstanding the foregoing provisions of this Section, the Subordinated Creditor in no event shall be precluded from initiating or prosecuting against Senior Creditors any claim that is based solely and directly upon Senior Creditors’ breach of this Agreement.
20.    Representations and Warranties. Subordinated Creditor hereby represents and warrants to Senior Creditors as follows:
(a)    Subordinated Creditor is duly organized, validly existing and in good standing under the law of the state of its organization.
(b)    Subordinated Creditor has full power and authority to enter into, execute, deliver and carry out the terms of this Agreement and to incur the obligations provided for herein, all of which have been duly authorized by all proper and necessary action and are not prohibited by the organizational documents of Subordinated Creditor.
(c)    This Agreement, when executed and delivered, will constitute the valid and legally binding obligation of Subordinated Creditor enforceable in accordance with its terms.
(d)    No provisions of any mortgage, indenture, contract, agreement, statute, rule, regulation, judgment, decree or order binding on Subordinated Creditor or affecting the property of Subordinated Creditor conflicts with, or requires any consent which has not already been obtained under, or would in any way prevent the execution, delivery or performance of the terms of this Agreement. No pending, or, to the best of such Subordinated Creditor’s knowledge, threatened, litigation, arbitration or other proceedings against such Subordinated Creditor, if adversely determined, would in any way prevent the performance of the terms of this Agreement.
21.    Subordinated Debt Owed Only to the Subordinated Creditor. Subordinated Creditor represents and warrants that it has not previously assigned any interest in the Subordinated Debt or any security interest in connection therewith, that no other party owns an interest in the Subordinated Debt or any security therefor other than the Subordinated Creditor (whether as joint holders of the Subordinated Debt, participants or otherwise) and that the entire Subordinated Debt is owing only to the Subordinated Creditor.
22.    Information; Application of Payments. Subordinated Creditor hereby assumes responsibility for keeping itself informed of the financial condition of each Obligor, any and all endorsers and any and all guarantors of the Senior Debt and Subordinated Debt and of all other circumstances bearing upon the risk of nonpayment of the Senior Debt and/or Subordinated Debt that diligent inquiry would reveal, and Subordinated Creditor hereby agrees that Senior Creditors shall have no duty to advise Subordinated Creditor of information known to them regarding such condition or any such circumstances. In the event Senior Creditors, in their sole discretion, at any time or from time to time undertakes to provide any such information to Subordinated Creditor, Senior Creditors shall not be under any obligation (i) to provide any such information on any subsequent occasion, (ii) to undertake any investigation, or (iii) to disclose any information Senior Creditors wish to maintain confidential. Subordinated Creditor hereby agrees that all payments received by Senior Creditors may be applied, in whole or in part, to any of the Senior Debt, as Senior Creditors, in their sole discretion, deem appropriate.
23.    No Fiduciary Relationship. Subordinated Creditor agrees that Senior Creditors shall not (a) be deemed or otherwise considered to be acting as an agent or in any other fiduciary capacity on behalf of Subordinated Creditor or the Subordinated Debt by virtue of this Agreement or otherwise, or (b) have any liability to Subordinated Creditor for, and Subordinated Creditor hereby waives, any claim Subordinated Creditor at any time may have against Senior Creditors arising out of any actions Senior Creditors may take or omit to take not (i) in violation of this Agreement or (ii) constituting inequitable or willful misconduct or actual fraud, as determined by a final non-appealable judgment by a court of competent jurisdiction, including, without limitation, with respect to (x) any Senior Debt Agreement, (y) collection of Senior Debt, or (z) foreclosure upon and sale, liquidation or other Disposition, or valuation, use, protection or release, of any Obligor’s assets.
24.    Successors and Assigns. This Agreement shall be binding upon each Obligor and its respective successors and assigns, and shall be binding upon and inure to the benefit of each Senior Creditor, the Subordinated Creditor, and their respective successors and permitted assigns. Subordinated Creditor agrees not to sell, assign, pledge, grant a security interest, dispose of or otherwise transfer all or any portion of any Subordinated Debt, any Subordinated Debt Agreement or any Lien securing the Subordinated Debt: (i) without giving prior written notice of such action to Senior Creditors, and (ii) unless prior to the consummation of any such action, the transferee thereof shall execute and deliver to Senior Creditors a joinder to this Agreement pursuant to which such transferee agrees to be bound by and subject to the terms hereof. Notwithstanding the failure to execute or deliver any such joinder, the subordination effected hereby shall survive any sale, assignment, pledge, disposition or other transfer of all or any portion of the Subordinated Debt, and the terms of this Agreement shall be binding upon any such transferee. No Obligor may assign any of its rights or obligations under this Agreement without the prior written consent of Senior Creditors and the Subordinated Creditor. This Agreement also shall be binding upon and inure to the benefit of each other holder of Senior Debt that exists as a result of a refinancing of the Senior Debt so long as (i) each such other holder of Senior Debt signs a joinder hereto and agrees to be bound by the terms hereof, and (ii) such refinancing and the terms of such refinancing are no more unfavorable with respect to the Obligors than those contained in the Senior Debt Agreements, as in effect on the date hereof or as the Senior Debt Agreements could be amended without violating this Agreement. Upon such event, each such other holder of Senior Debt shall be deemed to be included in the term “Senior Creditors” for all purposes hereunder.
25.    Governing Law; Remedies; Entire Agreement. This Agreement shall in all respects be governed by, and construed and enforced in accordance with the laws of the State of Delaware, without giving effect to any choice of law or conflict of law rules or provisions (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware. In furtherance of the foregoing, the internal law of the State of Delaware shall control the interpretation and construction of this Agreement, even though under that jurisdiction’s choice of law or conflict of law analysis, the substantive law of some other jurisdiction would ordinarily apply. The parties hereto acknowledge that the provisions of this Agreement are unique and money damages may not provide an adequate remedy for any breach thereof, and each party may seek specific performance and other equitable remedies for any breaches under this Agreement. THIS WRITTEN AGREEMENT REPRESENTS THE FINAL AGREEMENT BETWEEN THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OR PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES.
26.    Amendments and Waivers. Notwithstanding anything herein to the contrary, this Agreement may be changed, modified or waived only by a writing signed by the Subordinated Creditor and Senior Creditors, each in its capacity as such.
27.    Notices. All notices to be given under this Agreement must be in writing and shall be addressed to the addresses and to the attention of the Persons stated on the signature pages hereof, or at such other address or to the attention of such other Person as the recipient has designated after the date hereof in a written notice given by the recipient in conformity with the provisions of this Section. No party is obligated to give any other party any notices under this Agreement except as expressly set forth herein. Any communication or notice so addressed and mailed shall be deemed to be given three days after mailing by first class, certified or registered mail, return receipt requested and postage prepaid. Any communication or notice otherwise delivered shall be deemed to be given when receipt is acknowledged if sent by facsimile transmission, when personally delivered, or on the next Business Day after sending by overnight courier, if sent by a nationally recognized overnight courier service for next Business Day delivery.
28.    Counterparts. This Agreement may be executed in two or more counterparts, any one of which need not contain the signatures of more than one party, but all such counterparts taken together shall constitute one and the same Agreement.
29.    Severability. In the event that any provision of this Agreement is deemed to be invalid by reason of the operation of any law or by reason of the interpretation placed thereon by any court or governmental authority, this Agreement shall be construed as not containing such provision and the invalidity of such provision shall not affect the validity of any other provisions hereof, and any and all other provisions hereof which otherwise are lawful and valid shall remain in full force and effect.
30.    Conflict. In the event of any conflict between any term, covenant or condition of this Agreement and any term, covenant or condition of any of the Subordinated Debt Agreements or the Senior Debt Agreements, the provisions of this Agreement shall control and govern.
31.    [Reserved].
32.    Waiver of Jury Trial. AS A SPECIFICALLY BARGAINED INDUCEMENT FOR SENIOR CREDITORS TO ENTER INTO THIS AGREEMENT, SENIOR CREDITORS AND SUBORDINATED CREDITOR EACH WAIVE TRIAL BY JURY WITH RESPECT TO ANY ACTION, CLAIM, SUIT OR PROCEEDING IN RESPECT OF OR ARISING OUT OF EITHER OR BOTH OF THIS AGREEMENT OR THE CONDUCT OF THE RELATIONSHIP BETWEEN SENIOR CREDITORS AND SUBORDINATED CREDITOR.

33.    Descriptive Headings. The section headings of this Agreement are for convenience only and shall have no legal effect.
[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have executed this Subordination Agreement as of the day and year first above written.

DENTAL INNOVATIONS BVBA as collateral agent

By:	/s/ Frank Laukoetter	/s/ Didier Westen
Name:	Frank Laukoetter	Didier Westen
Title:	Managing Director	Managing Director

Notice address:

Dental Innovations BVBA
Wiegstraat 21
2000 Antwerpen
Belgium

with a copy to:

David Kalson, Esquire
Cohen & Grigsby, P.C.
625 Liberty Avenue
Pittsburgh, PA 15222-3152
Telephone: (412) 297-4975
Facsimile: (412) 209-0672
Email: dkalson@cohenlaw.com

SIGNATURE PAGE 1 OF 3 TO
SUBORDINATION AGREEMENT
(__________)

LONGITUDE VENTURE PARTNERS II, L.P.

By:	Longitude Capital Partners II, LLC
Its:	General Partner

By:	/s/ Juliet Tammenoms Bakker
Name:	Juliet Tammenoms Bakker
Title:	Managing Member

Notice address:

800 El Camino Real, Suite 220
Menlo Park, CA 94025
Attention: Juliet Bakker
Email: jbakker@longitudecapital.com and to
chelms@longitudecapital.com

with a copy to:

Jill Feldman, Esquire
Morrison & Foerster LLP
425 Market Street
San Francisco, CA 94105-2482
Telephone: (415) 268-6474
Facsimile: (415) 268-7522
Email: jfeldman@mofo.com

SIGNATURE PAGE 2 OF 3 TO
SUBORDINATION AGREEMENT
(__________)

SCH-AEON, LLC, as Subordinated Creditor

By:	/s/ Robert Grant
Name:	Robert Grant
Title:	Chairman/Manager

Notice address:

SCH-AEON, LLC
4040 Macarthur Blvd # 210
Newport Beach, California 92660-2509
Attention: Robert Grant

with a copy to:

Scott Baugh, Esquire
Scott Baugh & Associates
4040 Macarthur Blvd # 200
Newport Beach, California 92660-2509

ACKNOWLEDGMENT
ALPHAEON Corporation , a Delaware Corporation, and Evolus, Inc., a Delaware Corporation (each an “Obligor” and collectively, the “Obligors”), each acknowledges receipt of a copy of the above Subordination Agreement by and between DENTAL INNOVATIONS BVBA (“DI”), as collateral agent for the holders of the DI Notes, as defined below, LONGITUDE VENTURE PARTNERS II, L.P. (“Longitude,” and together with DI, the Senior Creditors”), , and SCH-AEON, LLC, a Delaware limited liability company (“Subordinated Creditor (“Subordinated Creditor”), dated as of December 14, 2017 (as amended from time to time, the “Subordination Agreement”), and each agrees that (a) such Obligor will not (i) pay or perform, or provide any security or collateral for, Subordinated Creditor, other than as expressly permitted by the Subordination Agreement, until all of the Senior Debt has been paid in full, (ii) take or omit from taking any action that would cause a breach of the Subordination Agreement, or (iii) consent to any assignment, or transfer of, or give any security for, the Subordinated Debt except to the extent expressly permitted by the Subordination Agreement; (b) no Obligor nor any successor or assignee of any Obligor by operation of law or otherwise is a party to the Subordination Agreement, and such Obligor will not have (i) any right in or to enforcement of the Subordination Agreement as against Senior Creditors or Subordinated Creditor, (ii) any claim of damage if either of Senior Creditors or Subordinated Creditor default under the Subordination Agreement, or (iii) any right to object to any amendment, modification, or supplement to, or any restatement or replacement of, the Subordination Agreement undertaken by Senior Creditors and Subordinated Creditor; (c) Senior Creditors are authorized to give Subordinated Creditor copies of all notices of a Senior Debt Default and to otherwise communicate with Subordinated Creditor from time to time regarding Obligors and the administration of the Senior Debt; (d) Subordinated Creditor is authorized to give Senior Creditors copies of all notices of a Subordinated Debt Default and to otherwise communicate with Senior Creditors from time to time regarding Obligors and the administration of the Subordinated Debt; (e) as between the Obligors and the Senior Creditors and the Obligors and the Subordinated Creditor, none of the provisions of the Subordination Agreement limits or impairs Senior Creditors’ or Subordinated Creditor’s rights against Obligors or Obligors’ obligations, indebtedness, or liabilities to Senior Creditors or Subordinated Creditor under the Senior Debt Documents, the Subordinated Debt Documents, or otherwise; and (f) the Subordination Agreement is a “subordination agreement” within the meaning of Section 510(a) of the Bankruptcy Code and shall be interpreted and construed accordingly in any proceeding under the Bankruptcy Code in which an Obligor is a debtor.
All capitalized terms used in this Acknowledgment which are defined in the Subordination Agreement and not otherwise defined in this Acknowledgment will have the meanings given in the Subordination Agreement.
Dated: December 14, 2017
[Signature Page Follows]

IN WITNESS WHEREOF, Obligors have duly executed this Acknowledgment to Subordination Agreement as of the date set forth above.

ALPHAEON Corporation

By:	/s/ Murthy Simhambhata
Name:	Murthy Simhambhatla
Title:	CEO

Evolus, Inc.

By:	/s/ Murthy Simhambhata
Name:	Murthy Simhambhatla
Title:	CEO

SIGNATURE PAGE TO ACKNOWLEDGMENT
OF SUBORDINATION AGREEMENT
(____________)